Exhibit 99.3

On January 25, 2011, Boston Properties, Inc. (the “Company”), a real estate investment trust, reported results for the fourth quarter ended December 31, 2010.

Results for the quarter ended December 31, 2010

Funds from Operations (FFO) for the quarter ended December 31, 2010 were $89.9 million, or $0.64 per share basic and $0.64 per share diluted. This compares to FFO for the quarter ended December 31, 2009 of $146.1 million, or $1.05 per share basic and $1.04 per share diluted. FFO for the quarter ended December 31, 2010 includes $(0.50) per share on a diluted basis related to the losses from early extinguishments of debt totaling approximately $81.7 million primarily associated with the Company’s Operating Partnership’s redemption of $700.0 million in aggregate principal amount of its 6.25% senior notes due 2013 and the repurchase of $50.0 million aggregate principal amount of its 2.875% exchangeable senior notes due 2037. FFO for the quarter ended December 31, 2009 includes $(0.04) per share on a diluted basis related to non-cash impairment charges on the Company’s investment in its Value-Added Fund. The weighted average number of basic and diluted shares outstanding totaled 140,104,791 and 142,058,612, respectively, for the quarter ended December 31, 2010 and 138,761,430 and 140,919,736, respectively, for the quarter ended December 31, 2009.

Net income (loss) available to common shareholders was $(12.9) million for the quarter ended December 31, 2010, compared to $53.3 million for the quarter ended December 31, 2009. Net income (loss) available to common shareholders per share (EPS) for the quarter ended December 31, 2010 was $(0.09) basic and $(0.09) on a diluted basis. This compares to EPS for the fourth quarter of 2009 of $0.38 basic and $0.38 on a diluted basis.

Results for the year ended December 31, 2010

FFO for the year ended December 31, 2010 were $547.4 million, or $3.93 per share basic and $3.90 per share diluted. This compares to FFO for the year ended December 31, 2009 of $606.3 million, or $4.63 per share basic and $4.59 per share diluted. The weighted average number of basic and diluted shares outstanding totaled 139,439,637 and 141,518,065, respectively, for the year ended December 31, 2010 and 131,050,184 and 132,972,524, respectively, for the year ended December 31, 2009.

Net income available to common shareholders was $159.1 million for the year ended December 31, 2010, compared to $231.0 million for the year ended December 31, 2009. Net income available to common shareholders per share (EPS) for the year ended December 31, 2010 was $1.14 basic and $1.14 on a diluted basis. This compares to EPS for the year ended December 31, 2009 of $1.76 basic and $1.76 on a diluted basis.

The reported results are unaudited and there can be no assurance that the results will not vary from the final information for the quarter and year ended December 31, 2010. In the opinion of management, all adjustments considered necessary for a fair presentation of these reported results have been made. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

As of December 31, 2010, the Company’s portfolio consisted of 146 properties, comprised primarily of Class A office space, one hotel, two residential properties and three retail properties, aggregating approximately 39.9 million square feet, including five properties under construction totaling 2.0 million square feet. In addition, the Company has structured parking for vehicles containing approximately 13.7 million square feet. The overall percentage of leased space for the 140 properties in service as of December 31, 2010 was 93.2%.

Significant events during the fourth quarter included:

•

On October 1, 2010, the Company modified its construction loan facility collateralized by its Atlantic Wharf development project in Boston, Massachusetts. The construction loan facility totaling $215.0 million bears interest at a variable rate equal to LIBOR plus 3.00% per annum and matures on April 21, 2012 with two, one-year extension options, subject to certain conditions. The modification consisted of releasing from collateral the residential portion of the project and reducing the loan commitment to $192.5 million. All other terms of the mortgage loan remain unchanged. The Company has not drawn any amounts under the facility.

•

On October 20, 2010, the Company closed a transaction with a financial institution (the “HTC Investor”) related to the historic rehabilitation of the residential component of the Company’s Atlantic Wharf development in Boston, Massachusetts (the “residential project”). The residential project is expected to result in the development of approximately 86 units of residential rental apartments and approximately 10,000 square feet of retail space. Because, as a REIT, the Company may not take full advantage of available historic tax credits, the Company admitted the HTC Investor as a partner in the residential project. The HTC Investor has agreed to contribute an aggregate of approximately $14 million to the project in three installments in 2010 and 2011, subject to the Company’s achievement of certain conditions that include construction milestones and its compliance with the federal rehabilitation regulations. In exchange for its contribution, the HTC Investor will receive substantially all of the benefits derived from the tax credits. The $14 million in proceeds received from the HTC Investor will be recorded as deferred revenue and recognized as revenue over the five-year tax credit recapture period.

•

On October 20, 2010, the Company used available cash to repay the mortgage loan collateralized by its South of Market property located in Reston, Virginia totaling approximately $188.0 million. The mortgage loan bore interest at a variable rate equal to LIBOR plus 1.00% per annum and was scheduled to mature on November 21, 2010. There was no prepayment penalty.

•

On October 20, 2010, the Company used available cash to repay the mortgage loan collateralized by its Democracy Tower property located in Reston, Virginia totaling approximately $59.8 million. The mortgage loan bore interest at a variable rate equal to LIBOR plus 1.75% per annum and was scheduled to mature on December 19, 2010. There was no prepayment penalty.

•

On October 21, 2010, the Company’s Value-Added Fund conveyed the fee simple title to its One and Two Circle Star Way properties and paid $3.8 million to the lender, which had been accrued previously, in satisfaction of its outstanding obligations under the existing mortgage loan. The mortgage loan had an outstanding principal amount of $42.0 million, bore interest at a fixed rate of 6.57% per annum and was scheduled to mature on September 1, 2013. In addition, the Value-Added Fund had guaranteed the payment of (1) an aggregate of approximately $5.0 million of unfunded tenant improvement costs and leasing commissions and (2) one year of real estate taxes. The Company had an effective ownership interest of 25% in the One and Two Circle Star Way properties.

•

On November 1, 2010, the Company used available cash to repay the mortgage loan collateralized by its 10 & 20 Burlington Mall Road property located in Burlington, Massachusetts and 91 Hartwell Avenue property located in Lexington, Massachusetts totaling approximately $32.8 million. The mortgage loan bore interest at a fixed rate of 7.25% per annum and was scheduled to mature on October 1, 2011. The Company paid a prepayment penalty totaling approximately $0.3 million associated with the repayment.

•

On November 1, 2010, the Company used available cash to repay the mortgage loan collateralized by its 1330 Connecticut Avenue property located in Washington, DC totaling approximately $45.0 million. The mortgage loan bore interest at a fixed rate of 7.58% per annum and was scheduled to mature on February 26, 2011. There was no prepayment penalty.

•

On November 16, 2010, the Company’s Operating Partnership repurchased $50.0 million aggregate principal amount of its 2.875% exchangeable senior notes due 2037, which the holders may require the Operating Partnership to repurchase in February 2012, for approximately $51.1 million. The repurchased notes had an aggregate carrying value of the liability component of approximately $48.4 million and the value of the equity component was approximately $0.4 million, resulting in the recognition of a loss on early extinguishment of approximately $2.3 million.

•

On November 18, 2010, the Company’s Operating Partnership completed a public offering of $850.0 million in aggregate principal amount of its 4.125% senior notes due 2021. The notes were priced at 99.26% of the principal amount to yield 4.289% to maturity. The aggregate net proceeds to the Operating Partnership, after deducting underwriter discounts and offering expenses, were approximately $836.9 million. The notes mature on May 15, 2021, unless earlier redeemed.

•

On December 12, 2010, the Company’s Operating Partnership completed the redemption of $700.0 million in aggregate principal amount of its 6.25% senior notes due 2013. The redemption price was determined in accordance with the applicable indenture and was approximately $793.1 million. The redemption price included approximately $17.9 million of accrued and unpaid interest to, but not including, the redemption date. Excluding such accrued and unpaid interest, the redemption price was approximately 110.75% of the principal amount being redeemed. In addition, on November 29, 2010, the Company entered into two Treasury lock agreements to fix the yield on the U.S. Treasury issue used in determining the redemption price on notional amounts aggregating $700.0 million. On December 9, 2010, the Company cash-settled the Treasury lock agreements and paid approximately $2.1 million. As a result of the payment of the redemption premium, the settlement of the Treasury locks and the write-off of deferred financing costs, the Company recognized an aggregate loss on early extinguishment of debt of approximately $79.3 million. Following the partial redemption, there is an aggregate of $225.0 million of the notes outstanding.

•

On December 23, 2010, the Company acquired the outside member’s 33.33% equity interest in its consolidated joint venture entity that owns the Offices at Wisconsin Place located in Chevy Chase, Maryland for cash of approximately $25.5 million. On the same day, the seller acquired the Company’s 5.00% equity interest in the Company’s unconsolidated joint venture entity that owns the retail portion of the Wisconsin Place mixed-use property for approximately $1.4 million of cash. In addition, on December 23, 2010, the Company used available cash to repay the mortgage loan collateralized by the Offices at Wisconsin Place totaling approximately $97.2 million. The mortgage loan bore interest at a variable rate equal to LIBOR plus 1.10% per annum and was scheduled to mature on January 29, 2011. There was no prepayment penalty.

•

On December 29, 2010, the Company completed the acquisition of the John Hancock Tower and Garage in Boston, Massachusetts for an aggregate purchase price of approximately $930.0 million. The purchase price consisted of approximately $289.5 million of cash and the assumption of approximately $640.5 million of indebtedness. The assumed debt is a securitized senior mortgage loan that bears interest at a fixed rate of 5.68% per annum and matures on January 6, 2017. The loan requires interest-only payments with a balloon payment due at maturity. The Company incurred an aggregate of approximately $0.9 million of acquisition-related costs, of which $0.6 million were expensed during the fourth quarter of 2010. The John Hancock Tower is an iconic 62-story, approximately 1,700,000 rentable square foot office tower located in the heart of Boston’s Back Bay neighborhood. The garage is an eight-level, 2,013 space parking facility.

Transactions completed subsequent to December 31, 2010:

•

On January 14, 2011, the Company placed in-service approximately 57% of the office component of its Atlantic Wharf development project located in Boston, Massachusetts. The office component, which is comprised of approximately 790,000 net rentable square feet, is currently 79% leased.

•

On January 20, 2011, as reported in the Company’s Current Report on Form 8-K filed on January 21, 2011, the Company’s Compensation Committee approved outperformance awards under the Company’s 1997 Stock Option and Incentive Plan to officers and employees of the Company. These awards (the “2011 OPP Awards”) are part of a broad-based, long-term incentive compensation program designed to provide the Company’s management team with the potential to earn equity awards subject to the Company “outperforming” and creating shareholder value in a pay-for-performance structure. Recipients of 2011 OPP Awards will share in a maximum outperformance pool of $40 million if the total return to shareholders, including both share appreciation and dividends, exceeds absolute and relative hurdles over a three-year measurement period from February 1,

2011 to January 31, 2014. Earned awards are subject to two-years of time-based vesting after the performance measurement date. Investors are encouraged to refer to the Form 8-K referenced above for a detailed discussion of the terms and conditions of the 2011 OPP Awards, including the manner in which the outperformance pool is calculated. The Company expects that under the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 718 “Compensation – Stock Compensation” the 2011 OPP Awards will have an aggregate value of approximately $7.4 million, which amount will be amortized into earnings over the five-year plan period under the graded vesting method.

Tax Disclosure Update

For purposes of updating tax disclosure included in documents previously filed by the Company and the Company’s Operating Partnership, the Company notes that on December 17, 2010, the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 (the “Act”) was enacted. Among other things, the Act extended until December 31, 2012 certain reduced tax rates that had been scheduled to expire after December 31, 2010, including the reduced rate of tax on capital gains, the application of the capital gains tax rate to certain “qualified” dividends and the reduced rate of backup withholding discussed in such documents.

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Boston Properties’ control and could materially affect actual results, performance or achievements. These factors include, without limitation, the Company’s ability to satisfy the closing conditions to the pending transactions described above, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the effectiveness of our interest rate hedging contracts, the ability of our joint venture partners to satisfy their obligations, the effects of local economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Boston Properties does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Financial tables follow.

BOSTON PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2010	2009

	(in thousands, except for share amounts)
	(unaudited)
ASSETS

Real estate	$10,933,977	$9,817,388
Construction in progress	1,073,402	563,645
Land held for future development	757,556	718,525
Less: accumulated depreciation	(2,323,818)	(2,033,677)

Total real estate	10,441,117	9,065,881

Cash and cash equivalents	478,948	1,448,933
Cash held in escrows	308,031	21,867
Investments in securities	8,732	9,946
Tenant and other receivables, net of allowance for doubtful accounts of $2,081 and $4,125, respectively	129,818	93,240
Related party note receivable	270,000	270,000
Accrued rental income, net of allowance of $3,116 and $2,645, respectively	442,683	363,121
Deferred charges, net	436,019	294,395
Prepaid expenses and other assets	65,663	17,684
Investments in unconsolidated joint ventures	767,252	763,636

Total assets	$13,348,263	$12,348,703

LIABILITIES AND EQUITY

Liabilities:
Mortgage notes payable	$3,047,586	$2,643,301
Unsecured senior notes, net of discount	3,016,598	2,172,389
Unsecured exchangeable senior notes, net of discount	1,721,817	1,904,081
Unsecured line of credit	—	—
Accounts payable and accrued expenses	186,059	220,089
Dividends and distributions payable	81,031	80,536
Accrued interest payable	62,327	76,058
Other liabilities	213,000	127,538

Total liabilities	8,328,418	7,223,992

Commitments and contingencies	—	—

Noncontrolling interest:
Redeemable preferred units of the Operating Partnership	55,652	55,652

Equity:
Stockholders’ equity attributable to Boston Properties, Inc.
Excess stock, $.01 par value, 150,000,000 shares authorized, none issued or outstanding	—	—
Preferred stock, $.01 par value, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value, 250,000,000 shares authorized, 140,278,005 and 138,958,910 shares issued and 140,199,105 and 138,880,010 shares outstanding in 2010 and 2009, respectively	1,402	1,389
Additional paid-in capital	4,417,162	4,373,679
Earnings (dividends) in excess of dividends (earnings)	(24,763)	95,433
Treasury common stock, at cost	(2,722)	(2,722)
Accumulated other comprehensive loss	(18,436)	(21,777)

Total stockholders’ equity attributable to Boston Properties, Inc.	4,372,643	4,446,002

Noncontrolling interests:
Common units of the Operating Partnership	592,164	617,386
Property partnerships	(614)	5,671

Total equity	4,964,193	5,069,059

Total liabilities and equity	$13,348,263	$12,348,703

BOSTON PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009

	(in thousands, except for per share amounts)
	(unaudited)
Revenue
Rental
Base rent	$312,899	$295,448	$1,231,564	$1,185,431
Recoveries from tenants	45,189	46,769	180,719	200,899
Parking and other	16,920	15,357	64,490	66,597

Total rental revenue	375,008	357,574	1,476,773	1,452,927
Hotel revenue	10,510	10,277	32,800	30,385
Development and management services	6,964	8,277	41,231	34,878

Total revenue	392,482	376,128	1,550,804	1,518,190

Expenses
Operating
Rental	125,384	124,188	501,694	501,799
Hotel	7,602	7,717	25,153	23,966
General and administrative	17,121	19,506	79,658	75,447
Acquisition costs	721	—	2,614	—
Loss (gain) from suspension of development	—	—	(7,200)	27,766
Depreciation and amortization	92,763	79,125	338,371	321,681

Total expenses	243,591	230,536	940,290	950,659

Operating income	148,891	145,592	610,514	567,531
Other income (expense)
Income from unconsolidated joint ventures	9,834	962	36,774	12,058
Interest and other income	1,691	1,784	7,332	4,059
Gains from investments in securities	682	510	935	2,434
Interest expense	(92,192)	(88,180)	(378,079)	(322,833)
Losses from early extinguishments of debt	(81,662)	—	(89,883)	(510)

Income (loss) from continuing operations	(12,756)	60,668	187,593	262,739
Gains on sales of real estate	—	2,078	2,734	11,760

Net income (loss)	(12,756)	62,746	190,327	274,499
Net income (loss) attributable to noncontrolling interests
Noncontrolling interests in property partnerships	(907)	(463)	(3,464)	(2,778)
Noncontrolling interest - redeemable preferred units of the Operating Partnership	(795)	(860)	(3,343)	(3,594)
Noncontrolling interest - common units of the Operating Partnership	1,555	(7,841)	(24,099)	(35,534)
Noncontrolling interest in gains on sales of real estate - common units of the Operating Partnership	—	(265)	(349)	(1,579)

Net income (loss) attributable to Boston Properties, Inc.	$(12,903)	$53,317	$159,072	$231,014

Basic earnings per common share attributable to Boston Properties, Inc.:
Net income (loss)	$(0.09)	$0.38	$1.14	$1.76

Weighted average number of common shares outstanding	140,105	138,761	139,440	131,050

Diluted earnings per common share attributable to Boston Properties, Inc.:
Net income (loss)	$(0.09)	$0.38	$1.14	$1.76

Weighted average number of common and common equivalent shares outstanding	140,105	139,459	140,057	131,512

BOSTON PROPERTIES, INC.

FUNDS FROM OPERATIONS (1)

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009

	(in thousands, except for per share amounts)
	(unaudited)

Net income (loss) attributable to Boston Properties, Inc.	$(12,903)	$53,317	$159,072	$231,014

Add:
Noncontrolling interest in gains on sales of real estate - common units of the Operating Partnership	—	265	349	1,579
Noncontrolling interest - common units of the Operating Partnership	(1,555)	7,841	24,099	35,534
Noncontrolling interest - redeemable preferred units of the Operating Partnership	795	860	3,343	3,594
Noncontrolling interests in property partnerships	907	463	3,464	2,778
Less:
Gains on sales of real estate	—	2,078	2,734	11,760

Income (loss) from continuing operations	(12,756)	60,668	187,593	262,739

Add:
Real estate depreciation and amortization (2)	118,573	109,153	450,546	446,718
Less:
Gain on sale of real estate included within income from unconsolidated joint ventures (3)	572	—	572	—
Noncontrolling interests in property partnerships’ share of funds from operations	1,686	1,523	6,862	5,513
Noncontrolling interest - redeemable preferred units of the Operating Partnership	795	860	3,343	3,594

Funds from operations (FFO) attributable to the Operating Partnership	102,764	167,438	627,362	700,350

Less:
Noncontrolling interest - common units of the Operating Partnership’s share of funds from operations	12,886	21,382	80,006	94,078

Funds from operations attributable to Boston Properties, Inc.	$89,878	$146,056	$547,356	$606,272

Our percentage share of funds from operations - basic	87.46%	87.23%	87.25%	86.57%

Weighted average shares outstanding - basic	140,105	138,761	139,440	131,050

FFO per share basic	$0.64	$1.05	$3.93	$4.63

Weighted average shares outstanding - diluted	142,059	140,920	141,518	132,973

FFO per share diluted	$0.64	$1.04	$3.90	$4.59

(1)	Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) attributable to Boston Properties, Inc. (computed in accordance with GAAP, including non-recurring items) for gains (or losses) from sales of properties, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure. The use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. Management generally considers FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.

FFO should not be considered as an alternative to net income attributable to Boston Properties, Inc. (determined in accordance with GAAP) as an indication of our performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and is not a measure of liquidity or an indicator of our ability to make cash distributions. We believe that to further understand our performance, FFO should be compared with our reported net income attributable to Boston Properties, Inc. and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

(2)	Real estate depreciation and amortization consists of depreciation and amortization from the Consolidated Statements of Operations of $92,763, $79,125, $338,371 and $321,681, our share of unconsolidated joint venture real estate depreciation and amortization of $26,206, $30,507, $113,945 and $126,943, less corporate-related depreciation and amortization of $396, $479, $1,770 and $1,906 for the three months and year ended December 31, 2010 and 2009, respectively.

(3)	Consists of the portion of income from unconsolidated joint ventures related to the gain on sale of real estate from the sale of the Company’s 5.00% equity interest in the Company’s unconsolidated joint venture entity that owns the retail portion of the Wisconsin Place mixed-use property for approximately $1.4 million of cash.

BOSTON PROPERTIES, INC.

PORTFOLIO LEASING PERCENTAGES

	% Leased by Location
	December 31, 2010	December 31, 2009
Greater Boston	89.4%	89.6%
Greater Washington, DC	97.3%	95.5%
Midtown Manhattan	96.9%	95.4%
Princeton/East Brunswick, NJ	80.8%	81.7%
Greater San Francisco	92.9%	91.1%

Total Portfolio	93.2%	92.4%

	% Leased by Type
	December 31, 2010	December 31, 2009
Class A Office Portfolio	93.6%	92.8%
Office/Technical Portfolio	85.5%	83.4%

Total Portfolio	93.2%	92.4%